Exhibit 99.1

Novocure Reports Fourth Quarter and Full Year 2016 Financial Results and Provides Company Update

Continued growth in active patients with 1,091 active patients at December 31, 2016, an increase of 80 percent from December 31, 2015, and 11 percent from September 30, 2016

Fourth quarter 2016 net revenues of $30.2 million, reflecting 144 percent growth versus fourth quarter 2015 and 40 percent growth versus third quarter 2016

Recent clinical data in advanced pancreatic cancer, recurrent ovarian cancer and mesothelioma continues to suggest broad applicability of TTFields to a variety of solid tumors

St. Helier, Jersey – Novocure (NASDAQ: NVCR) today reported financial results for the three months and full year ended December 31, 2016, highlighting year-over-year and sequential growth in active patients and net revenues. Novocure is an oncology company developing a profoundly different approach to cancer treatment centered on a proprietary therapy called TTFields, the use of electric fields tuned to specific frequencies to disrupt solid tumor cancer cell division.

Fourth quarter and full year 2016 highlights include:

	Three months ended December 31, (unaudited)			Twelve months ended December 31, (audited)
	2016	2015	% Change	2016	2015	% Change

Non-financial
Prescriptions received in period(1)	706	557	27%	2,808	1,777	58%
Active patients at period end(2)	1,091	605	80%

Financial, in millions
Net revenues	$30.2	$12.4	144%	$82.9	$33.1	151%
Net loss	$(22.2)	$(32.9)		$(131.8)	$(111.6)

Cash and cash equivalents at the end of period				$99.8	$119.4
Short-term investments at the end of period				$119.9	$150.0
(1)

A “prescription received” is a commercial order for Optune that is received from a physician certified to treat patients with Tumor Treating Fields (TTFields) therapy for a patient not previously on TTFields therapy. Orders to renew or extend treatment are not included in this total.

(2)

An “active patient” is a patient who is on TTFields therapy under a commercial prescription order as of the measurement date, including patients who may be on a temporary break from treatment and who plan to resume treatment in less than 60 days.

“The fourth quarter of 2016 was the eighth consecutive quarter of active patient and revenue growth for Novocure since the presentation of our successful EF-14 data in newly diagnosed glioblastoma (GBM),” said Asaf Danziger, Novocure’s Chief Executive Officer. “We had nearly 1,100 active patients on treatment as of December 31, 2016, including 256 active patients in EMEA, reflecting the increasing importance of our non-U.S. markets.”

“I am also proud of the long-term analysis of our EF-14 phase 3 pivotal trial data for newly diagnosed GBM, presented at the 21st Annual Scientific Meeting of the Society for Neuro-Oncology in November, in which Optune plus temozolomide demonstrated a 70 percent improvement in survival for patients treated with Optune together with temozolomide compared to patients treated with temozolomide alone,” continued Mr. Danziger. “Optune plus temozolomide is the first treatment in more than a decade to significantly improve outcomes for patients with newly diagnosed GBM. We are committed to bringing our profoundly different approach to cancer treatment to as many patients as possible who may benefit from it.”

“We believe the mechanism of action of TTFields can have broad applicability to a variety of solid tumors and the fourth quarter 2016 was marked by multiple clinical milestones,” added William Doyle, Novocure’s Executive Chairman. “In October, we enrolled the first patient in our phase 3 pivotal trial in brain metastases from non-small cell lung cancer. During our R&D day in December, we also shared topline results from phase 2 pilot studies in advanced pancreatic cancer, recurrent ovarian cancer and mesothelioma, suggesting that TTFields, when added to standard of care treatments, may improve patient outcomes without appearing to increase the side effects of other cancer treatments.”

Fourth Quarter 2016 Operating Statistics and Financial Update

There were 1,091 active patients on Optune at December 31, 2016, an increase of 486 active patients, or 80 percent, compared to December 31, 2015. The increase in active patients was driven both by prescription growth and by an increase in the percentage of newly diagnosed GBM patients who started Optune in prior periods and who typically have a longer duration of therapy. The portion of Optune prescriptions for newly diagnosed GBM was more than 55 percent in the fourth quarter 2016.

•	In the United States, there were 835 active patients on Optune at December 31, 2016, an increase of 306 active patients, or 58 percent, compared to December 31, 2015.
•	In Germany and other EMEA markets, there were 256 active patients on Optune at December 31, 2016, an increase of 182 active patients, or 246 percent, compared to December 31, 2015.

Additionally, there were 706 prescriptions received in the quarter ended December 31, 2016, an increase of 149 prescriptions, or 27 percent, compared to the same period in 2015. The increase in prescriptions was driven primarily by commercial activities in the United States after the October 2015 U.S. Food and Drug Administration (FDA) approval of Optune for the treatment of newly diagnosed GBM, increased commercial activities in Germany, and enhanced awareness of Optune following the December 2015 publication of EF-14 phase 3 pivotal trial results in JAMA™.

•	In the United States, 544 prescriptions were received in the quarter ended December 31, 2016, an increase of 45 prescriptions, or 9 percent, compared to the same period in 2015.
•	In Germany and other EMEA markets, 162 prescriptions were received in the quarter ended December 31, 2016, an increase of 106 prescriptions, or 189 percent, compared to the same period in 2015.
•	In Japan, there were no prescriptions received in the quarter ended December 31, 2016.

We continued to work with payers in the United States to expand coverage of Optune for the treatment of both newly diagnosed and recurrent GBM in the fourth quarter of 2016.  As of January 1, 2017, payers administering plans for more than 180 million lives had issued positive coverage policies stating that Optune is approved for the treatment of newly diagnosed or recurrent GBM, an increase of more than 50 million from the September 30, 2016, including new policies with United Healthcare, Blue Cross Blue Shield of Tennessee and Tufts Health Plan.

For the three months ended December 31, 2016, net revenues increased to $30.2 million compared to $12.4 million for the same period in 2015, representing 144 percent growth. This growth was primarily driven by increased Optune adoption and the transition to accrual-based revenue recognition for a portion of our billings.

For the three months ended December 31, 2016, net revenues include $8.5 million in accrual-based net revenues, including $4.0 million in net revenues for which cash had not yet been collected at quarter-end. For the three months ended December 31, 2016, gross billings totaled $63.8 million. 19% of fourth quarter 2016 gross billings qualified for accrual-based net revenue recognition. We continue to recognize revenue on a cash basis for payers with whom we do not have contractual arrangements or sufficient history to reliably estimate their individual payment patterns and for whom we cannot reliably estimate the amount that would ultimately be collected. We believe there will be an extended period of time when our revenue is a mix of cash-based and accrual-based revenue.

For the three months ended December 31, 2016, cost of revenues increased to $11.0 million compared to $6.3 million for the same period in 2015, representing 74 percent growth. This was primarily driven by an increase in active Optune patients, resulting in increased transducer array shipment costs and increased field equipment depreciation expenses, as well as increased personnel costs to establish infrastructure necessary to support an increasing volume of shipments to patients.

Research, development and clinical trials expenses for the three months ended December 31, 2016, were $8.5 million compared to $10.8 million for the same period in 2015, representing a decline of 22 percent. This was primarily due to a decrease in clinical trial expenses resulting from the conclusion of our EF-14 phase 3 pivotal trial in newly diagnosed GBM as well as a reduction in expenses related to the development of our second generation Optune System.

Sales and marketing expenses for the three months ended December 31, 2016, were $15.7 million compared to $14.7 million for the same period in 2015, representing growth of 6 percent. This growth was primarily due to increased personnel costs partially offset by a decrease in advertising and professional services related to the launch of Optune for newly diagnosed GBM.

General and administrative expenses for the three months ended December 31, 2016, were $13.0 million compared to $11.1 million for the same period in 2015, representing an increase of 17 percent. This growth was primarily due to increased headcount, increased expenses related to professional services and the net effect of certain one-time items.

Personnel costs for the three months ended December 31, 2016, included $4.7 million in non-cash share-based compensation expenses, comprised of $0.2 million in cost of revenues; $0.8 million in research, development and clinical trials; $1.2 million in sales and marketing; and $ 2.5 million in general and administrative expenses. Total non-cash share-based compensation expenses for fourth quarter 2015 were $4.5 million.

Net losses for the three months ended December 31, 2016, were $22.2 million compared to net losses of $32.9 million for the same period in 2015.

As of December 31, 2016, we had $99.8 million in cash and cash equivalents and $119.9 million in short-term investments, for a total balance of $219.6 million in cash, cash equivalents and short-term investments. As of December 31, 2016, we had $100.0 million of principal indebtedness outstanding under our Loan and Security Agreement with Biopharma Secured Investments III Holdings Cayman LP.

Full Year 2016 Financial Update

For the twelve months ended December 31, 2016, net revenues increased to $82.9 million compared to $33.1 million for the same period in 2015, representing 151 percent growth. This growth was primarily driven by increased Optune adoption and the fourth quarter transition to accrual-based revenue recognition for a portion of our billings.

For the twelve months ended December 31, 2016, cost of revenues, excluding an impairment loss, increased to $39.9 million compared to $20.6 million for the same period in 2015, representing 94 percent growth. This was primarily driven by an increase in active Optune patients, resulting in increased transducer array shipment costs and increased field equipment depreciation expenses, as well as increased personnel costs to establish infrastructure necessary to support an increasing volume of shipments to patients. Additionally, we recorded a $6.4 million impairment loss with respect to the write-off of our first generation Optune System field equipment.

Research, development and clinical trials expenses for the twelve months ended December 31, 2016, were $41.5 million compared to $43.7 million for the same period in 2015, representing a decline of 5 percent. This was primarily due to a decrease in clinical trial expenses resulting from the conclusion of our EF-14 phase 3 pivotal trial in newly diagnosed GBM and other GBM trial activities as well as a reduction in expenses related to the development of our second generation Optune System, partially offset by an increase in personnel costs.

Sales and marketing expenses for the twelve months ended December 31, 2016, were $59.4 million compared to $38.9 million for the same period in 2015, representing growth of 53 percent. This growth was primarily due to increased personnel costs and increased marketing expenses to expand commercial operations in the United States and Germany and to establish commercial operations in Switzerland and Japan.

General and administrative expenses for the twelve months ended December 31, 2016, were $51.0 million compared to $33.9 million for the same period in 2015, representing growth of 51 percent. This growth was primarily due to increased personnel costs, increased expenses related to professional services and activities associated with being a public company and the net effect of certain one-time items.

Personnel costs for the twelve months ended December 31, 2016, included $21.4 million in non-cash share-based compensation expenses, comprised of $0.6 million in cost of revenues; $3.1 million in research, development and clinical trials; $5.1 million in sales and marketing; and $12.6 million in general and administrative expenses. Total non-cash share-based compensation expenses for the same period in 2015 were $11.9 million.

Net losses for the twelve months ended December 31, 2016, were $131.8 million compared to net losses of $111.6 million for the same period in 2015.

Conference call details

Novocure will host a conference call and webcast to discuss fourth quarter 2016 financial results today, Thursday, February 23, at 8 a.m. EDT. Analysts and investors can participate in the conference call by dialing (877) 726-5929 for domestic callers and (530) 379-4648 for international callers, using the conference ID 47566930. The webcast can be accessed live from the Investor Relations page of Novocure’s website, https://www.novocure.com/investor-relations/, and will available for replay for at least 14 days following the call.

The earnings slides presented during the webcast and the corporate presentation can also be accessed from the Investor Relations page of Novocure’s website, https://www.novocure.com/investor-relations/.

About Novocure

Novocure is an oncology company developing a profoundly different cancer treatment centered on a proprietary therapy called TTFields, the use of electric fields tuned to specific frequencies to disrupt solid tumor cancer cell division. Novocure’s commercialized product, Optune, is approved for the treatment of adult patients with glioblastoma. Novocure has ongoing or completed clinical trials investigating TTFields in brain metastases, non-small cell lung cancer, pancreatic cancer, ovarian cancer and mesothelioma.

Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania, and New York City. Additionally, the company has offices in Germany, Switzerland and Japan, and a research center in Haifa, Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Approved Indications

In the United States, Optune is intended as a treatment for adult patients (22 years of age or older) with histologically-confirmed glioblastoma multiforme (GBM).

In the United States, Optune with temozolomide is indicated for the treatment of adult patients with newly diagnosed, supratentorial glioblastoma following maximal debulking surgery and completion of radiation therapy together with concomitant standard of care chemotherapy.

In the United States, for the treatment of recurrent GBM, Optune is indicated following histologically-or radiologically-confirmed recurrence in the supratentorial region of the brain after receiving chemotherapy. The device is intended to be used as a monotherapy, and is intended as an alternative to standard medical therapy for GBM after surgical and radiation options have been exhausted.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 23, 2017, with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Condensed Interim Consolidated Statements of Operations

USD in thousands (except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	Unaudited		Audited
Net revenues	$30,242	$12,383	$82,888	$33,087
Cost of revenues	10,973	6,304	39,870	20,610
Impairment of field equipment	-	-	6,412	-

Gross profit	19,268	6,079	36,606	12,477

Operating costs and expenses:
Research, development and clinical trials	8,471	10,845	41,467	43,748
Sales and marketing	15,678	14,724	59,449	38,861
General and administrative	12,997	11,116	51,007	33,864

Total operating costs and expenses	37,146	36,685	151,923	116,473

Operating loss	(17,877)	(30,606)	(115,317)	(103,996)
Financial expenses, net	2,854	875	6,147	3,151

Loss before income tax expense	(20,731)	(31,481)	(121,464)	(107,147)
Income tax expense	1,437	1,447	10,381	4,434

Net loss	$(22,168)	$(32,928)	$(131,845)	$(111,581)

Basic and diluted net loss per ordinary share	$(0.26)	$(0.39)	$(1.54)	$(3.67)

Weighted average number of ordinary shares used in computing basic and diluted net loss per share	86,760,316	83,607,037	85,558,448	30,401,603

Condensed Interim Consolidated Balance Sheets

USD in thousands (except share data)

	December 31,
U.S. dollars in thousands	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$99,780	$119,423
Short-term investments	119,854	150,001
Restricted cash	267	87
Trade receivables	6,339	-
Receivables and prepaid expenses	10,084	10,799
Inventories	25,549	13,594
Total current assets	261,873	293,904
Long-term Assets:
Property and equipment, net	9,812	6,552
Field equipment, net	8,808	6,029
Severance pay fund	88	79
Other long-term assets	1,500	772
Total long-term assets	20,208	13,432
Total Assets	$282,081	$307,336

	December 31,
U.S. dollars in thousands, except share and per share data	2016	2015
Liabilities And Shareholders’ Equity
Current Liabilities:
Trade payables	$18,356	$16,755
Other payables and accrued expenses	18,526	11,872
Total current liabilities	36,882	28,627
Long-term Liabilities:
Long-term loan, net of discount and issuance costs	96,231	23,097
Employee benefit liabilities	2,590	2,057
Other long-term liabilities	4,033	2,735
Total long-term liabilities	102,854	27,889
Total Liabilities	139,736	56,516
Commitments and Contingencies
Shareholders’ Equity:
Share capital -
Ordinary shares - No par value, Unlimited shares authorized; Issued and outstanding: 87,066,446 shares and 83,778,581 shares at December 31, 2016 and December 31, 2015 respectively;	-	-
Additional paid-in capital	664,154	640,406
Accumulated other comprehensive loss	(1,883)	(1,505)
Accumulated deficit	(519,926)	(388,081)
Total shareholders’ equity	142,345	250,820
Total Liabilities and Shareholders’ Equity	$282,081	$307,336

Media and Investor Contact:

Ashley Cordova

acordova@novocure.com

212-767-7558